Exhibit 99.1

Consolidated Financial Statements and Report of Independent Chartered Professional Accountants

FHF HOLDINGS LTD. AND SUBSIDIARIES

December 31, 2018 and 2017

FHF Holdings Ltd. and Subsidiaries

Report of Independent

Chartered Professional Accountants

Board of Directors

FHF Holdings Ltd. and Subsidiaries

Grant Thornton LLP

Suite 501

201 City Centre Drive Mississauga, ON L5B 2T4

T +1 416 366 0100

F +1 905 804 0509

We have audited the accompanying consolidated financial statements of FHF Holdings Ltd. and Subsidiaries (collectively, the “Company”), which comprise the consolidated balance sheets as of December 31, 2018 and December 31, 2017, and the related consolidated statements of comprehensive loss, preferred stock and stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of  material  misstatement  of  the  consolidated  financial  statements,  whether  due  to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that  are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FHF Holdings Ltd. and Subsidiaries as of December 31, 2018 and December 31, 2017, and the consolidated results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Mississauga, Canada	Chartered Professional Accountants
March 6, 2019	Licensed Public Accountants

grantthornton.ca

FHF Holdings Ltd. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

As at December 31, 2018 and 2017

(in thousands, except share data)

TOTAL ASSETS

	December 31,	December 31,
Current assets:	2018	2017

Cash	$3,591	$1,579
Accounts receivable, net of allowance for doubtful accounts of $146 (2017: $89)	9,345	6,684
Inventory, net (note 2)	15,939	12,353
Income tax receivable	216	330
Prepaid expenses	1,032	633
Other current assets	34	34
Total current assets	30,157	21,613
Property and equipment, net (note 3)	24,751	25,917
Intangible assets, net (note 4)	72,978	78,771
Goodwill (note 4)	51,499	51,499
Other long-term assets	-	36
Total assets	$179,385	$177,836

TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,806	$2,805
Accrued expenses	7,502	4,648
Related party revolving line of credit (note 5)	12,954	5,936
Current portion of related party long-term debt (note 5)	2,375	2,375
Current portion of long-term debt (note 5)	691	711
Total current liabilities	29,328	16,475
Related party long-term debt (note 5)	49,807	52,104
Long-term debt (note 5)	2,854	3,526
Deferred tax liability (note 7)	17,506	19,740
Total liabilities	99,495	91,845

Commitments and contingencies (note 6)

Class A Preferred stock, no par value, issued and outstanding 325 (2017: 325)
(note 9)	48,301	43,126

Class A Common stock, no par value, issued and outstanding 865,419 (2017:
865,419)	66,127	65,207
Class B Common stock, no par value, issued and outstanding 263,748 (2017:
263,748)	18,990	18,990
Accumulated deficit	(53,038)	(40,778)
Accumulated other comprehensive loss	(490)	(554)
Total stockholders’ equity	31,589	42,865
Total liabilities, preferred stock and stockholders’ equity	$179,385	$177,836

The accompanying notes are an integral part of these consolidated financial statements.

FHF Holdings Ltd. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the years ended December 31, 2018 and 2017

(in thousands)

	2018	2017
Net revenue from contracts with customers	$87,415	$72,400

Cost of sales	49,997	39,775

Gross profit	37,418	32,625

Intangible asset impairment loss (note 4)	-	2,900
Goodwill impairment loss (note 4)	-	7,895

Selling, general and administrative expenses	39,690	33,978
	(2,272)	(12,148)
Operating loss

Other income, net	-	(1)
Interest expense	17	52
Related party interest expense (note 5)	6,709	5,547

Loss before provision for income taxes	(8,998)	(17,746)

Provision for income tax benefit (note 7)	(1,913)	(1,884)

Net loss	(7,085)	(15,862)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	64	(554)

Comprehensive loss	$(7,021)	$(16,416)

The accompanying notes are an integral part of these consolidated financial statements.

FHF Holdings Ltd. and Subsidiaries

CONSOLIDATED STATEMENTS OF PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

For the years ended December 31, 2018 and 2017

(in thousands, except share data)

			Stockholders’ Equity
	Preferred Stock (note 9)		Class A Common Stock		Class B Common Stock
							Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount

Balance as at January 1, 2017	325	$38,506	865,419	$63,915	263,748	$18,990	$-	$(20,296)	$62,609

Stock-based compensation	-	-	-	1,292	-	-	-	-	1,292
Accretion of preferred stock liquidation amount (note 9)	-	4,620	-	-	-	-	-	(4,620)	(4,620)
Net loss	-	-	-	-	-	-	-	(15,862)	(15,862)
Other comprehensive loss	-	-	-	-	-	-	(554)	-	(554)

Balance as at December 31, 2017	325	$43,126	865,419	$65,207	263,748	$18,990	$(554)	$(40,778)	$42,865

Stock-based compensation	-	-	-	920	-	-	-	-	920
Accretion of preferred stock liquidation amount (note 9)	-	5,175	-	-	-	-	-	(5,175)	(5,175)
Net loss	-	-	-	-	-	-	-	(7,085)	(7,085)
Other comprehensive income	-	-	-	-	-	-	64	-	64

Balance as at December 31, 2018	325	$48,301	865,419	$66,127	263,748	$18,990	$(490)	$(53,038)	$31,589

The accompanying notes are an integral part of these consolidated financial statements.

FHF Holdings Ltd. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2018 and 2017

(in thousands)

	2018	2017

Cash flows from operating activities:
Net loss	$(7,085)	$(15,862)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	8,083	8,227
Stock-based compensation	920	1,292
Other non-cash items	96	(605)
Deferred tax, net	(2,084)	(2,036)
Intangible asset impairment loss	-	2,900
Loss on sales of assets and other non-cash losses	20	-
Goodwill impairment loss	-	7,895
Changes in:
Accounts receivable	(2,661)	1,743
Other current assets	(399)	107
Inventory, net	(3,586)	(1,678)
Accounts payable	3,001	(894)
Accrued expenses	2,854	971
Net cash (used in) provided by operating activities	(841)	2,060

Cash flows from investing activities:
Purchases of property and equipment, net of dispositions	(1,055)	(1,345)
Investment in intellectual property	(89)	(23)
Net cash used in investing activities	(1,144)	(1,368)

Cash flows from financing activities:
Proceeds from related party loans and line of credit	7,000	4,000
Repayment on related party loans and line of credit	(2,375)	(5,125)
Payments on loans and lease obligations	(692)	(700)
Net cash provided by (used in) financing activities	3,933	(1,825)
Translation impact	64	-
Net increase (decrease) in cash	2,012	(1,133)
Cash, beginning of year	1,579	2,712
Cash, end of year	$3,591	$1,579
Supplemental disclosure of cash flow information:
Cash payments made for interest expense	$16	$5,454
Cash payments made for income taxes	$141	$881

The accompanying notes are an integral part of these consolidated financial statements.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

FHF Holdings Ltd. and Subsidiaries (the “Company” or “FHF”) is a private company incorporated in 2015 under the Canada Business Corporations Act. FHF manufactures, markets and distributes food products from hemp seed. FHF offers a broad range of natural and organic food products and ingredients that are sold through more than 450 retailers and websites in Canada, the United States (“U.S.”) and internationally under the brand names of Manitoba Harvest and Just Hemp Foods and to distributors as Hemp Oil Canada Inc. (“HOCI”). FHF is headquartered in Winnipeg, Manitoba, Canada and has offices and manufacturing facilities in Winnipeg and St. Agathe, Manitoba, Canada and offices in Minneapolis, Minnesota, U.S.

On July 10, 2015, the Company acquired 100% of Fresh Hemp Foods Ltd. (“FHFL”), incorporated in 2015 under the Canada Business Corporations Act. Compass Group Diversified Holdings LLC (“Compass”), the majority owner of the Company, made loans to the Company of $30.4 million and purchased a controlling interest in the Company.

On January 1, 2017, as part of a reorganization, FHFL amalgamated with its wholly owned subsidiary, HOCI.  The transaction was between entities under common control and, accordingly, the  acquired assets  and  liabilities were  recorded at the carrying amount. The consolidated financial statements of the Company report the results of operations of HOCI for the period in which the transfer occurs and all prior periods during which the entities were under common control.

Principles of Consolidation

These consolidated financial statements represent the consolidated operations of FHF Holdings Ltd., Fresh Hemp Foods Ltd., and Manitoba Harvest USA LLC. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Such estimates include sales allowances, spoil and returns reserves on inventory, allowances for product demonstrations, allowance for doubtful accounts, reserves for excess or obsolete inventory, estimated useful lives of property and equipment and intangible assets, valuation allowance for deferred tax assets and uncertain tax positions, assumptions in the valuation of  stock-based compensation, and impairment  of intangibles, goodwill and other long-term assets. Actual results could differ from those estimates.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. The new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted this ASU on January 1, 2018 using the modified retrospective transition method applied to those contracts which were not completed as  of January 1, 2018. Prior period amounts have not been adjusted and continue to be reflected in accordance with the Company’s historical accounting. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements including the presentation of revenues in the consolidated statements of comprehensive loss.

The performance obligation on sales of products is satisfied upon receipt by the customers for branded products sold through the natural and organic distribution channel and upon shipment for ingredient products, including freight revenue, provided that persuasive evidence of an agreement exists, the price is fixed and determinable, title has transferred and collection of the resulting receivable is reasonably assured. Revenue is recorded at a point in time net of sales tax and payments are due within 30 days of invoicing date. The Company estimates its variable consideration which includes returns and sales allowances using the expected value method as a reduction of product revenue based on historical rates of returns and vendor allowances.

Cash

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable, net

Accounts receivable are unsecured customer obligations which generally require payment within various terms from the invoice date. Accounts receivable are stated at the invoice amount. Financing terms vary by customer. Payments of accounts receivable are applied to the specific invoices identified on the customer’s remittance advice or, if unspecified, to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflect management’s best estimate of amounts that may not be collected. The Company records an allowance for doubtful accounts in assessing collectability of amounts outstanding. The allowance for doubtful accounts is based on management’s assessment of the collectability of specific customer accounts, the aging of the accounts receivable, and historical experience. If there is a deterioration of a major customer’s creditworthiness, or actual defaults are higher than the historical experience, management’s estimates of the recoverability of amounts due to the Company could be adversely affected. All accounts or portions thereof deemed to be uncollectible or that may require an excessive collection cost are written off to the allowance for doubtful accounts. The Company also records accruals for chargebacks which includes an estimate of fees charged by retail customers primarily for promotions, discounts and returns. The charges for these estimated fees are based on historical experience and are reflected as a reduction to net sales and included in accrued liabilities.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Activity in the Company’s allowance for doubtful accounts consists of the following, (in thousands):

	2018	2017
Allowance, beginning of the year	$89	$257
Provision recorded for estimated bad debts	106	9
Recoveries of allowances previously accrued	15	(177)
Write off of accounts receivable	(64)	-
Allowance, end of the year	$146	$89

Inventory, net

Inventories are valued at the lower of weighted average cost or market. Raw materials are hempseed, packaging and other minor ingredients whose costs are determined on a weighted average first-in, first-out basis of actual costs paid. Work-in-process and finished goods inventory are composed of raw materials, labour and overhead. Inventory is reflected net of reserves for excess and obsolete inventory.

The Company regularly monitors inventory quantities on hand and records write-downs for excess and obsolete inventories based on the Company’s estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. Actual inventory losses may differ from management’s estimates and such differences could be material to the Company’s consolidated financial position, results of operations, and cash flows.

Property and Equipment, net

Property and equipment are stated at cost and depreciated and amortized using the straight-line method over the estimated useful lives of the depreciable assets as follows:

Land	Indefinite
Buildings	25 years
Machinery and equipment	15 years
Leasehold improvements	10 years
Furniture and fixtures	10 years
Computer hardware and software	5 years

Costs incurred for property and equipment are recorded as construction in progress until placed in service. Once placed in service, depreciation expense is recorded in accordance with the Company’s policy for the class of asset as noted above. Property and equipment that have definite lives are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable (“triggering event”). Upon the occurrence of a triggering event, the asset is reviewed to assess whether the estimated undiscounted cash flows expected from the use of the asset plus residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, the asset is written down to its fair value. Based on this criteria, there were no impairment charges for the years ended December 31, 2018 and 2017.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Goodwill and Intangible Assets, net

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the assets acquired and liabilities assumed. The Company is required to perform impairment tests annually and more frequently in certain circumstances. In accordance with accounting guidelines, the Company is able to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the quantitative goodwill impairment test. The Company has selected March 31 as its annual goodwill test date.

The first step of the goodwill impairment process after the qualitative assessment fails is estimating the fair value of each of its reporting units based on a discounted cash flow (“DCF”) model using revenue and profit forecast and a market approach which compares peer data and earnings multiples. The Company then compares those estimated fair values with the carrying values, which include allocated goodwill. If the estimated fair value is less than the carrying value, then a goodwill impairment is recorded.

The Company cannot predict the occurrence of certain future events that might adversely affect the implied value of goodwill and/or the fair value of intangible assets. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on its customer base, and material adverse effects in relationships with significant customers. The impact of over-estimating or under-estimating the implied fair value of goodwill could have a material effect on the results of operations and financial position. In addition, the value of the implied goodwill is subject to the volatility of the Company’s operations which may result in significant fluctuation in the value assigned at any point in time.

As a result of operating results that were above forecasted amounts, the Company determined that there is no indicator of impairment during the year 2018. Therefore, the Company did not perform impairment testing of the goodwill and indefinite lived tradename as at December 31, 2018 (note 4).

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Goodwill and Intangible Assets, net – Continued

Intangible Assets, net

Intangible assets with definite useful lives include customer relationships, manufacturing technology, the Hemp Oil trade name, trademarks and are subject to amortization over their respective useful lives. These intangibles are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be fully recoverable. If facts and circumstances indicate that the carrying value might not be recoverable, projected undiscounted net cash flows associated with the related asset or group of assets over their estimated remaining useful life is compared against their respective carrying amounts. In the event the projected undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are written down to their estimated fair values based on the expected discounted future cash flows attributable to the assets.

The Manitoba Harvest trade name is considered to have an indefinite life and is not amortized. The Manitoba Harvest trade name is subject to testing for impairment at least annually.

Definite life intangible assets are stated at cost and amortized using the  straight-line  method over the estimated useful lives  as follows:

Customer relationships	15 years
Technology	10 years
Trade name – Hemp Oil Canada	10 years
Other assets – Trademark	8 years

Capitalized Software Development Costs

The Company capitalizes the costs of computer software developed or obtained for internal use in accordance with FASB Statement ASC Topic 350, Intangibles – Goodwill and Other (“ASC 350”). Capitalized computer software costs consist of purchased software licenses, implementation costs, consulting costs and payroll-related costs for certain projects that qualify for capitalization. The Company amortizes the capitalized computer software costs on a straight-line basis over the estimated useful life of the software upon being placed in service, which management has estimated to be three years. The Company expenses costs related to preliminary project assessment, training and application maintenance as incurred.

Loan Fees, net

Debt issuance costs, principally loan origination and related fees, are deferred and amortized to related party interest expense using the straight-line method, which approximates the effective interest method, and reflected as a reduction to debt.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

The Company accounts for income taxes under the asset and liability method under which it recognizes deferred income taxes, net of valuation allowances, for the estimated future tax effects of temporary differences between the consolidated financial statements carrying amounts of existing assets and liabilities and its tax bases and net operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company applies a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit or obligation as the largest amount that is more than 50%  likely  of  being  realized  upon  ultimate  settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments.

Interest  and  penalties  related  to  unrecognized  tax  benefits  will  be  recognized  in  income  tax  expense.  As   at December 31, 2018 and 2017, no interest or penalties were included in income tax expense.

The Company is subject to Canadian federal, provincial and U.S. federal, state, and local tax regulations, and in the normal course of business, its income tax returns are subject to examination by the relevant taxing authorities with varying statutes of limitations. As at December 31, 2018 tax years after 2012 remain subject to examination in the U.S. federal tax jurisdiction and certain states, and tax years after 2011 remain subject to examination in Canada, Canadian provinces and certain U.S. states. The Company continued to have no material unrecognized tax benefit and does not expect its unrecognized tax benefits to change significantly over the next 12 months. As a result, the Company did not record a liability for unrecognized tax benefits.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act makes broad and complex changes to the U.S. tax code which may impact, positively or negatively, the Company for taxable years ended December 31, 2017 and thereafter. The impact of many provisions of the Tax Act are unclear and subject to interpretation pending further guidance from the Internal Revenue Service. Management has concluded there is no impact of the Tax Act on the Company.

Among other important changes in the Tax Act, the tax rate on corporations was reduced from 35% to 21%; a limitation on the deduction of interest expense was enacted; certain tangible property acquired after September 27, 2017 will qualify for 100% expensing; gain from the sale of a partnership interest by a foreign person will be subject to U.S. tax to the extent that the partnership is engaged in a trade or business; a special deduction for qualified business income from pass-through entities was added; U.S. federal income taxes on foreign earnings was eliminated (subject to several important exceptions), and new provisions designed to tax currently global intangible low taxed income and a new base erosion anti-abuse tax were added.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes - Continued

In the United States, for taxable years beginning after December 31, 2017, a deduction for interest will generally be allowed for any entity only up to 30% of adjusted taxable income (determined without regard to interest income or expense) plus the amount of interest income. Only interest income and expense incurred in a trade or business is taken into account, i.e., investment interest income and deductions are ignored. It is not expected that the provision will limit the deduction of interest by the Company for 2019.

Accounting for Stock-Based Compensation

Stock-based compensation cost is calculated on the date of grant using the estimated fair value of the option as determined using the Black-Scholes option pricing model. The compensation cost is then amortized ratably over the vesting period of the individual option grants. The Black-Scholes valuation calculation requires the Company to estimate key assumptions including the value of common stock, expected term, volatility and interest rates to determine the fair value of the stock options. The estimate of these key assumptions is based on an analysis of comparable companies, the Company’s leverage and judgment regarding market factors and trends.  The Company has estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Fair Value Measurements

U.S. GAAP establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under U.S. GAAP as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under U.S. GAAP must maximize the use of observable inputs and minimize the use of unobservable inputs.

The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The determination of where an asset or liability falls in the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each reporting period and based on various factors, it is possible that an asset or liability may be classified differently from period to period. However, the Company expects that changes in classifications between different levels will be rare.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Fair Value Measurements - Continued

The carrying value of the Company’s cash, accounts receivable, accounts payable and accrued expenses, approximate their fair value due to the short period of time to maturity. Debt with a carrying value of $68.6 million at December 31, 2018 (2017:

$64.4 million) approximates fair value, net of loan fees. The fair value is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

Advertising

Advertising costs are expensed as incurred and recorded in selling, general and administrative expenses. Costs incurred for advertising totaled $2 million for the year ended December 31, 2018 (2017: $0.8 million).

Shipping and Handling

Shipping and handling costs are expensed as incurred and recorded in selling, general and administrative expenses. Costs incurred for shipping and handling totaled $3.7 million for the year ended December 31, 2018 (2017: $3.6 million).

Comprehensive Income

Accounting Standards Codification (“ASC”) 220, Comprehensive Income, establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. The Company’s other comprehensive loss consists of foreign currency translation adjustments of the Company’s U.S. operations. Other comprehensive loss is presented net of tax in the consolidated statements of comprehensive loss.

Concentration of Credit Risk

The Company maintains cash balances at various banks where balances are insured by the Canadian Deposit Insurance Corporation up to $100,000 for Canadian based accounts and by the U.S. Federal Deposit Insurance Corporation up to $341,000. From time to time, the Company maintains cash balances in excess of the insured limits. The Company performs periodic credit evaluations of its customers. The Company maintains allowances for potential credit losses and such losses have historically been within management’s expectation.

In 2018, the Company’s top ten customers accounted for 72.7% of gross sales (2017: 73.0%). One customer accounted for 38.8% of the Company’s net sales for the year ended December 31, 2018 (2017: 32.7%); the top two combined  accounted  for 50.3% of the Company’s net sales for the year ended December 31, 2018 (2017: 46.3%). Three customers accounted for approximately 44.9% of accounts receivable, net as at December 31, 2018 (2017: 36.5%).

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Concentration of Vendors

The Company sources 100% of its raw seed material in Canada with a minimal amount of packaging from the U.S. and miscellaneous ingredients from Malaysia.

Foreign Currency

Unless otherwise stated, these financial statements and footnotes are in Canadian dollars.

Foreign Currency Transactions

Amounts held and transactions denominated in foreign currencies other than the Company’s functional currency give rise to foreign exchange gains and losses which are included in selling, general and administrative expenses, in the accompanying consolidated statements of comprehensive loss. For the year ended December 31, 2018 the transaction gains and losses aggregated to a gain of $73,000 (2017: gain of $70,000).

Foreign Currency Translation

The functional currency of the Company’s U.S. operations is the U.S dollar. The Company’s U.S. operations’ assets and liabilities are translated into Canadian dollars at exchange rates in effect at the year-end reporting date, and net sales and costs are translated using average exchange rates for the year. Foreign currency translation adjustments are reported in other comprehensive income/loss, in the accompanying consolidated statements of comprehensive income/loss.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Reclassification

Certain 2017 amounts have been reclassified to conform to 2018 presentation. Such reclassification did not affect the previously reported 2018 net loss and comprehensive loss.

Future Accounting Pronouncements

In February 2016, the FASB issued an accounting standard update related to the accounting for leases (Leases "Topic 842") which will require an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Presentation of leases within the consolidated statements of operations and consolidated statements of cash flows will be generally consistent with the current lease accounting guidance. For public companies, the new standard is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. In July 2018, the FASB issued two updates to Topic 842 to clarify how to apply certain aspects of the new lease standard, and to give entities another option for transition and to provide lessors with a practical expedient to reduce the cost and complexity of implementing the new standard. The transition option allows entities to not apply the new lease standard in the comparative periods presented in the financial statements in the year of adoption. The Company will adopt the new standard using the optional transition method effective January 1, 2019.

The new standard provides a number of optional practical expedients in transition. The Company expects to use the package of practical expedients that allows us to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. We additionally expect to use the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component and the practical expedient pertaining to land easements. In addition, the new standard provides for an accounting election that permits a lessee to elect not to apply the recognition requirements of Topic 842 to short-term leases by class of underlying asset.

The Company has performed an assessment of the impact of the adoption of Topic 842 on the Company's consolidated financial position and results of operations for the Company's leases, which consist of manufacturing facilities, warehouses, office facilities, retail stores, equipment and vehicle leases. Based on our assessment to date, we expect that the adoption of Topic 842 will not have a material effect on our results of operations but will result in an increase in lease-related assets and liabilities recognized in our Consolidated Balance Sheets. We are unable to quantify the amount of that increase at this time.\

NOTE 2 – INVENTORY, net

Inventory, net consisted of the following at December 31, (in thousands):

	2018	2017
Raw materials	$5,308	$2,593
Work in progress	5,913	6,829
Finished goods	5,973	3,649
Reserves for excess and obsolete inventory	(1,255)	(718)
Inventory, net	$12,353	$12,353

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 3 - PROPERTY AND EQUIPMENT, net

Property and equipment, net consisted of the following at December 31, (in thousands):

	2018	2017
Land	$392	$392
Land improvement	47	-
Buildings	10,199	10,198
Machinery and equipment	14,944	14,520
Leasehold improvements	1,786	1,716
Computers	1,773	1,743
Furniture and fixtures	543	534
Construction in progress	2,080	1,663
	31,764	30,766
Accumulated depreciation	(7,013)	(4,849)
Property and equipment, net	$24,751	$25,917

Depreciation expense was approximately $2,200,000 for the year ended December 31, 2018 (2017: $2,205,000) and is recorded in cost of sales and selling, general and administrative expenses. Additions during the year amounted to $1,062,000 (2017: $1,362,000) and disposals amounted to $65,000 (2017: $14,000) for the year ended December 31, 2018.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 4 - GOODWILL AND INTANGIBLE ASSETS, net - Continued

Goodwill

Goodwill is comprised of the following, (in thousands):

Goodwill
Balance as at January 1, 2017	59,394
Impairment loss	(7,895)
Balance as at December 31, 2017	51,499
Impairment loss	-
Balance as at December 31, 2018	51,499

During the year ended December 31, 2017, Manitoba Harvest missed budget expectations, driven by a significant drop in ingredient sales in the Asian market and declining protein powder sales. As a result, the Company evaluated the fair value of the single reporting unit to the carrying value and as a result, recorded a goodwill impairment loss: $7,894,800 in 2017. There was no impairment in 2018. Fair value was determined using a discounted cash flow methodology and includes management’s assumptions on revenue growth rates, operating margins, appropriate discount rates and expected capital expenditures. The weighted average cost of capital used in the income approach was 11.7%.

Intangible Assets, net

Intangible assets, net are comprised of the following as at December 31, 2018 (in thousands):

Amortizable Intangible Assets (Not Goodwill)	Gross Intangible Asset	Accumulated Amortization	Impairment Loss	Net Intangible Asset

Customer Relationships	$61,500	$(13,959)	$-	$47,541
Technology	16,400	(5,514)	-	10,886
Trade Name – Hemp Oil Canada	1,100	(335)	-	765
Other Assets – Trademark	272	(86)	-	186
	79,272	(19,894)	-	59,378
Trade Name not subject to
Amortization:
(Manitoba Harvest)	13,600	-	-	13,600
	$92,872	$(19,894)	$-	$72,978

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 4 - GOODWILL AND INTANGIBLE ASSETS, net - Continued

Intangible assets, net are comprised of the following as at December 31, 2017, (in thousands):

Amortizable Intangible Assets (Not Goodwill)	Gross Intangible Asset	Accumulated Amortization	Impairment Loss	Net Intangible Asset

Customer Relationships	$61,500	$(9,858)	$-	$51,642
Technology	16,400	(3,874)	-	12,526
Trade Name – Hemp Oil Canada	1,100	(224)	-	876
Other Assets – Trademark	182	(55)	-	127
	79,182	(14,011)	-	65,171
Trade Name not subject to Amortization:
(Manitoba Harvest)	16,500	-	(2,900)	13,600
	$95,682	$(14,011)	$(2,900)	$78,771

Amortization expense of intangibles was $5.9 million for the year ended December 31, 2018 (2017: $5.9 million) and is recorded in selling, general and administrative expenses. Estimated charges to amortization expense of intangible assets over the next five years and thereafter are as follows, (in thousands):

Year ending December 31,
2019	$5,884
2020	5,884
2021	5,884
2022	5,884
2023	5,884
Thereafter	29,958
$59,378

During 2017 the Company missed budget expectations as a result of significant drop in ingredient sales in the Asian market and declining protein powder sales. The Company evaluated the fair value of the trade name not subject to amortization (Manitoba Harvest) to the carrying value. As a result, the Company recorded an intangible impairment loss of $2.9 million in 2017. There was no impairment in 2018. Fair value was determined based on the expected discounted future cash flows attributable to the trade name not subject to amortization (Manitoba Harvest). The weighted average cost of capital used  in the income approach was 11.7%.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 5 – DEBT - Continued

Related Party Debt

In connection with the FHF acquisition, on July 10, 2015, the Company obtained a $10.0 million revolving line of credit (“Line of Credit”) from Compass, the majority shareholder, maturing on July 10, 2022. The Company also obtained a $21.0 million loan (“Term Loan A”) and an $8.0 million loan (“Term Loan B”) from Compass, maturing either on July 10, 2021 and July 10, 2022, respectively, or such earlier date pursuant to an event of default as defined. In connection with the HOCI acquisition, the 1st Amendment to the Credit Agreement, dated as at December 15, 2015 was executed and the Company obtained additional Term Loan A and Term Loan B from Compass of $26.5 million and $5.0 million, respectively. A 5th amendment to the Credit Agreement, dated May 16, 2018 was executed to increase Line of Credit to $13.0 million until March 31, 2019 and then to decrease it back to $10.0 million from April 1, 2019. As at December 31, 2018, the revolving line of credit, Term Loans A and B totaled $65.1 million (2017: $60.4 million) (collectively, the “Compass Debt”). The terms of the loan agreement for the Term Loan A and Term Loan B require quarterly payments of $0.6 million and nil, respectively, until maturity at which time the remaining balance is due.

The Line of Credit and Term Loan A allow for loans at either the base rate or London InterBank Offered Rate (“LIBOR”), as defined. Base rate loans bear interest at a fluctuating rate per annum equal to the greater of (i) the prime rate of interest published by the Wall Street Journal or (ii) the sum of the Federal Funds Rate plus 0.5% for the relevant period, plus the Applicable Margin below. LIBOR loans bear interest at a fluctuating rate per annum equal to the LIBOR for the relevant period, plus the Applicable Margin below:

	Line of Credit and Term Loan A Applicable Margin %
	Base Loan	LIBOR
Total debt to EBITDA ratio:
Less than 2.0:1.0	3.50	4.50
Greater than 2.0:1.0 but less than 3.0:1.0	3.75	4.75
Greater than 3.0:1.0 but less than 4.0:1.0	4.00	5.00
Greater than 4.0:1.0 but less than 5.0:1.0	4.25	5.25
Greater than 5.0:1.0	4.50	5.50
Greater than 5.0:1.0 (Effective July 1, 2016 to June 30, 2017)	6.50	7.50

The Line of Credit and Term Loan A also have an unused fee of 0.50% at each level above.

The interest rate on the Line of Credit and Term Loan A as at December 31, 2018 ranged from 6.87% to 10.11% (2017: 6.87% to 6.99%). The interest rate on the Term Loan B as at December 31, 2018 is 13% (2017: 11%).

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 5 – DEBT - Continued

Non-Related Party Debt

In connection with the HOCI acquisition in December 2015, the Company assumed repayable contribution agreements of $4.3 million and $147,000 also from the Canadian Federal Government under the auspices of the Agriinnovation Program (“AIP Loan”) and API Loan maturing June 2024 and March 2019, respectively. Pursuant to the terms of these agreements the loans were obtained as interest-free loans to facilitate the expansion of FHF and HOCI and agricultural development and related businesses in the Province of Manitoba, Canada. As at December 31, 2018, the AIP and API Loans, collectively, totaled $3.4 million (2017: $4.0 million). The terms of the repayable contribution agreement for the AIP and API advances require monthly payments of $50,000 until maturity.

The Compass Debt is subject to certain financial covenants. These covenants include a fixed charge ratio, senior debt to earnings before interest, tax, depreciation and amortization (“EBITDA”) ratio, total debt to EBITDA ratio and a limit    on capital expenditures, among other requirements, including restrictions on dividend payments. On May 16, 2018, the Company executed the 5th Amendment to the Credit Agreement, which modified certain definitions and covenant ratios. The Company was not in compliance with all financial covenants as at December 31, 2018, which resulted in a premium interest rate applied to the borrowings. Subsequent to December 31, 2018, the Company executed the 6th Amendment to the Credit Agreement, which increased the Term B loan by $5.0 million along with modification to certain definitions and covenant ratios. The 6th Amendment was signed on January 9, 2019 and moves the covenant assessment to 2019. The covenant assessment in 2019 will be calculated as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which such additional amount is to be advanced. The Company has continued to classify the Term Loans A and B as long-term liabilities.

In February 2018, the Company executed the 4th Amendment to the Credit Agreement, which modified certain definitions, covenant ratios and its permitted capital expenditure covenant. Term Loans A and B and the Line of Credit are collateralized by the Company’s right, title and interest in the Company’s assets except for certain excluded intangible assets as defined in the collateral agreement with Compass. Pursuant to the Line of Credit agreement, unused amounts are subject to a fee of 0.5% per month.

Long-term debt and the related current portion as at December 31, consist of the following, (in thousands):

	2018	2017
Line of Credit	$12,954	$5,936
Term Loan A	39,316	41,651
Term Loan B	12,866	12,828
AIP Loan	3,280	3,791
API Loan	87	175
Long-term Capital Lease	178	271
	68,681	64,652
Less current portion	(16,020)	(9,022)
Total long-term debt, net of loan origination fees	$52,661	$55,630

The Term Loan B balance of $12.9 million (2017: $12.8 million) matures and is due on July 10, 2022.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 5 – DEBT - Continued

Total interest expense on the Compass Debt for the year ended December 31, 2018 was $6.6 million (2017: $5.4 million).  As at December 31, 2018, loan fees associated with the Compass Debt of $0.4 million (2017:  $0.5  million)  reflected  in  the accompanying consolidated balance sheets were net of accumulated amortization of $0.5 million, as at December 31, 2018 (2017: $0.4 million). Loan fee amortization included in related party interest expense in the accompanying consolidated statements of comprehensive loss were $147,000 for the year ended December 31, 2018 (2017: $146,000).

Capital Leases

The Company leases certain equipment under a capital lease that expires in December 2020. This equipment totaled $626,000 (2017: $626,000) and is recorded in property and equipment net of $198,000 (2017: $157,000) accumulated depreciation as at December 31, 2018.

Future minimum payments on this capital lease are $184,000 (2017: $286,000) less the interest portion of $7,000 (2017:

$15,000). As at December 31, 2018, future annual minimum lease payments under capital leases are as follows, (in thousands):

Year ending December 31,
2019	92
2020	92
$184

As at December 31, 2018, future annual minimum lease payments under all non-cancelable operating leases are as follows, (in thousands):

Year ending December 31,
2019	449
2020	450
2021	453
2022	385
2023	101
$1,838

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Lease Commitments - Operating Leases

The Company has triple-net building leases for its facilities in Winnipeg, Manitoba, Canada under non-cancelable operating lease agreements which expire May 2023. The fixed monthly rental payment of $20,000, includes a proportional share of the buildings’ operating expenses.

The Company also entered into a new lease agreement effective June 1, 2017 for its office located in Minneapolis, Minnesota,

U.S. under a non-cancelable operating lease agreement which expires August 2022. The monthly rental payments escalate over time with the monthly payments ranging from $15,000 to $16,000. The monthly payments include a proportional share of the building’s operating expenses and common area costs.

Payments made under these leases were $435,000 for the year ended December 31, 2018 (2017: $289,000). For the year ended December 31, 2018, the Company incurred $374,000 (2017: $329,000) in total rent expenses.

Purchase Commitments

As at December 31, 2018, the Company had $3.0 million (2017: $4.0 million) and $23.9 million (2017: $31.9 million) in open purchase commitments for inventory due and payable within the next 12 months and following 36 months, respectively.

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company believes that it currently is not a  party to any legal proceedings, which, individually or  in the aggregate, would have a material adverse effect on its consolidated financial position, results of operations or cash flows.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 7 – INCOME TAXES

The provision for income taxes at December 31, is as follows, (in thousands):

	2018	2017
Current income tax expense (benefit):
Federal – Canada	$-	$(15)
Federal – U.S.	373	(13)
State/Provincial	-	19
Total current income tax expense (benefit)	373	$(9)

Deferred income tax expense (benefit):
Federal – Canada	(2,166)	(1,766)
Federal – U.S.	(103)	(92)
State/Provincial	(17)	(17)
Total deferred income tax expense (benefit)	(2,286)	(1,875)
Total current income tax expense (benefit)	$(1,913)	$(1,884)

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 7 – INCOME TAXES - Continued

The income tax expense of the Company differed from the amounts computed by applying the combined Canadian federal and provincial income tax rate of 27% as applicable to income before income tax benefit due to state income taxes, income subject to a higher rate in the U.S. and permanently non-deductible expenses for tax purposes. The U.S. tax reform passed in December 2017, reducing the federal tax rate from 34% to 21% effective for tax years beginning January 1, 2018. As the rate is considered to be enacted in 2017, it was necessary for the Company to restate its deferred tax asset or liability on its temporary differences from a previously computed 39% combined effective U.S. federal and state rate to a recomputed 26% combined effective U.S. federal and state rate.

The tax effects of temporary differences that have resulted in the creation of deferred tax assets and deferred tax liabilities as at December 31, is as follows, (in thousands):

	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$3,154	$2,797
Accrued expenses	665	100
State income taxes	38	3
Amortization	-	-
Other	154	184
Deferred tax assets	$4,011	$3,084
Deferred tax liabilities:
Intangible assets	$(17,895)	$(19,436)
Property and equipment	(3,253)	(3,466)
Other	(369)	78
Deferred tax liabilities	$(21,517)	$(22,824)
Total net deferred tax liabilities	$(17,506)	$(19,740)

As at December 31, 2018, the Company had Canadian net operating loss carryforwards of approximately $11.7 million (2017: $10.4 million). Canadian net operating losses expire beginning 2035.

Net deferred tax assets are reduced by a valuation allowance if, based on all the available evidence, it is more likely than  not that some or all of the deferred tax assets will not be realized.  Management monitors positive  and negative factors that may arise in the future as it assesses the need for a valuation allowance against its deferred tax assets. As at December 31, 2018, the Company did not have a valuation allowance against any of its Canadian and U.S. deferred tax assets.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 8 - STOCK-BASED COMPENSATION

The Company adopted the 2015 Stock Option Plan, (the “SO Plan”), as amended, which provides for the issuance of options to purchase shares of the Company’s common stock to employees and directors of the Company. The options  that may be issued under the plan vest over time (“Time-Vesting”) or vest pursuant to pre-established earnings performance levels (“Performance-Vesting”). The SO Plan is administered by the  Board  of  Directors (the “Board”)  of the Company or, if established by the Board, the Compensation Committee of the Board, which has the authority to determine the type of incentive award, as well as the terms and conditions of the awards, under  the SO Plan. Options under the SO Plan are available for grant from authorized, but unissued, or reacquired shares of the Company. Any  granted options that are forfeited for any reason become available to be reissued under the SO Plan.

Under the SO plan, 220,000 options were available for grant as either Time-Vesting or Performance-Vesting. As at December 31, 2018, there were 78,990 (2017: 57,813) remaining options available for grant under the SO  plan  and 141,010 (2017: 162,187) options outstanding, comprised of 121,010 (2017: 142,187) Time-Vesting options and 20,000 (2017: 20,000) Performance-Vesting options. Time-Vesting options typically vest over 5 years for employees or over 1    year for directors at 20% per year or 100% in year 1 for employees and directors, respectively. Options issued  to  employees are, therefore, fully vested at the end of the fifth year. Options continue in force, and are exercisable through  the tenth anniversary of the grant date, unless terminated sooner.

On October 24, 2018, the Company granted 300 share options to an officer of the Company. The share options granted  are exercisable at $72.00 per common share, vest at 100% per year over ten years commencing October 24, 2018  and expire on October 24, 2028.

As at December 31, 2018, there was approximately $2.1 million (2017: $3.1 million) of total unrecognized stock-based compensation expense under the SO Plan that will be recognized over the vesting period of the underlying option. The Company recorded pre-tax compensation expense of $0.9 million (2017: $1.3 million) for the year ended December 31, 2018. Stock-based compensation expense is included in selling, general and administrative expenses in the accompanying consolidated statements of comprehensive loss.

The following is a summary of each type of option issued and outstanding under the SO Plan.

Time -Vesting Options

The Company uses the Black-Scholes option pricing model to estimate the fair value of the  options granted.  The  expected life represents the period the Company’s equity based awards are expected  to be outstanding. The Company  uses the simplified method for estimating expected life. The simplified method does not require the use of historical or post-vesting exercise data. Estimated volatilities are based on an analysis of comparable companies and the Company’s leverage. The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury strips maturing at the expected option term. The Company has never paid dividends and does not anticipate doing so over the expected life of the options and, therefore, used 0% for dividend yield.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 8 – STOCK-BASED COMPENSATION - Continued

The estimated values of stock option grants, as well as the weighted-average assumptions used in calculating these values for the year ended December 31, 2018 were based on estimates at the date of grant and are as follows:

Expected term in years	5.5 – 7.5
Expected volatility	50%
Risk free interest rate	3.02% - 3.10%
Dividend yield	0%

A summary of the Company’s Time-Vested stock option activity and related information for the SO Plan are as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding as at January 1, 2017	109,542	$72.00	8.6 years
Granted	64,345	74.28
Exercised	-	-
Forfeited	(31,700)	72.00
Outstanding as at December 31, 2017	142,187	$73.03	8.6 years
Granted	3,123	$72.00
Exercised	-	-
Forfeited	(24,300)	72.00
Outstanding at December 31, 2018	121,010	73.21	7.9 years

Non-vested and vested option activity under the SO Plan for time-vesting options are as follows:

	Number of Non-Vested	Weighted Average Grant Date Fair Value	Number of Vested	Weighted Average Grant Date Fair Value
Balance at January 1, 2017	92,742	$38.13	16,800	$39.30
Granted	64,345	39.85	-	-
Vested	(24,702)	33.44	24,702	$33.44
Exercised	-	-	-	-
Forfeited	(31,700)	39.31	-	-
Balance at December 31, 2017	100,685	$38.72	41,502	$35.81
Granted	3,123	3.84	-	-
Vested	(30,203)	37.92	30,203	$37.92
Exercised	-	-	-	-
Forfeited	(24,300)	39.32	-	-
Balance at December 31, 2018	49,305	$36.70	71,705	$36.70

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 8 – STOCK-BASED COMPENSATION - Continued

Performance-Vesting Options

The Company uses the Black-Scholes option pricing model to estimate the fair value of the options granted, as adjusted  for various probability factors underlying the achievement of earnings targets in the performance options.  The performance options vest based on the achievement of specific earnings targets as of December 31, 2020. The option holder has 120 days after December 31, 2020 to exercise any of the options that vested before the option expires. Each performance option was issued with an exercise price of $72.00.  The Company granted 100,000 performance options  upon adoption of the SO Plan in 2015.

A summary of the Company’s Performance-Vested stock option activity and related information for the SO Plan are as follows:

	Number of Stock Options	Weighted Average Grant Date Fair Value
Balance at January 1, 2017	80,000	$25.97
Granted	-	-
Vested	-	-
Exercised	-	-
Forfeited	(60,000)	25.97
Balance at December 31, 2017	20,000	$25.97
Granted	-	-
Vested	-	-
Exercised	-	-
Forfeited	-	-
Balance at December 31, 2018	20,000	$25.97

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 9 – PREFERRED STOCK

The Company has authorized and issued 325 no par value Class A Preferred shares, callable at the holder’s option, at an issue price of $100,000. The shares have a liquidation preference and the liquidation amount is increased annually by 12% of the liquidation amount as of the end of the previous fiscal period.

NOTE 10 - EMPLOYEE BENEFIT PLAN

The Company maintains a qualified profit sharing plan and deferred salary plan for Canadian employees (the “RRSP”) that was adopted by Fresh Hemp Foods, Ltd. in July 2015. The RRSP plan covers all employees that meet the length of service requirement of one year and are over the age of 21. The Company’s contributions to the matching and profit sharing programs are based on length of service and position. The cash contributions for the year ended December 31, 2018 were $218,000 (2017: $268,000) and is recorded to cost of sales and selling, general and administrative expenses.  The RRSP for Canadian employees is a defined contribution plan.

The Company also maintains a qualified profit sharing plan and deferred salary 401(k) plan that was adopted by Fresh Hemp Foods, Ltd.’s wholly owned U.S. based subsidiary, Manitoba Harvest USA LLC, in May, 2015. The 401(k) plan covers all employees that meet the length of service requirement of one year and are over the age of 21. The Company’s contributions to the matching and profit sharing programs are 100% of employee contribution not to exceed 3% of the employee’s salary. The cash contributions for the year ended December 31, 2018 were $90,000 (2017: $34,000) and is recorded to selling, general and administrative expenses. The 401(k) plan is a defined contribution plan.

NOTE 11 - RELATED PARTY TRANSACTIONS

In addition to the Compass Debt (note 5), the Company paid management fees, integration fees and other professional services to Compass for services to the Company’s benefit totaling $0.5 million during the year ended December 31, 2018 (2017: $0.5 million) to Compass, included in selling, general and administrative expenses. Included in accrued expenses is $1,146,700 of interest payable due to Compass at December 31, 2018 (2017: $712,500).

During the year ended December 31, 2018, the Company also paid storage fees for a building owned by current and former employees in the amount of $18,900 (2017: $19,000). In addition, the Company paid management fees of $64,855, included in selling, general and administrative expenses, to a company where certain executives are shareholders and/or directors of the Company (2017: $69,000). $16,694 of management fees payable are included in accrued expenses at December 31, 2018 (2017: $16,100).

These transactions were measured at the amounts agreed to between each party.

FHF Holdings Ltd. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

For the years ended December 31, 2018 and 2017

NOTE 12 - SUBSEQUENT EVENTS

On February 19, 2019, the company entered into a definitive agreement (the "Agreement") with Tilray, Inc. ("Tilray") and a wholly-owned subsidiary of Tilray, 1197879 B.C. Ltd. (“Tilray Subco”), to sell to Tilray, Inc., through Tilray Subco, all of the issued and outstanding securities of Manitoba Harvest for total consideration of up to C$419 million. Subject to certain customary adjustments, the shareholders of Manitoba Harvest, including  the  Company,  may receive the following from Tilray as consideration for their shares of  Manitoba  Harvest:  (a) C$150  million in cash to  the holders of preferred shares of Manitoba Harvest and the holders of common shares of Manitoba Harvest (“Common Holders”) and C$127.5 million in shares of class 2 Common Stock of Tilray (“Common Stock”) to the Common Holders on the closing date of the sale (the “Closing Date Consideration”), (b) C$50 million in cash and C$42.5 million in Common Stock to the Common Holders on the date that is six months after the closing date of the Arrangement (the “Deferred Consideration”) and (c) C$49 million  in Common  Stock  to the  Common Holders,  which amount may be reduced, potentially to zero, if Manitoba Harvest fails to attain certain levels of U.S. branded gross sales of edible or topical  products containing  broad spectrum hemp extracts or cannabidiols prior to December 31, 2019. The cash portion of the Closing Date Consideration will be reduced by the amount of the net indebtedness of Manitoba Harvest   on the closing date and transaction expenses expected to be approximately $5 million. The Common Stock consideration is expected to be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act and pursuant to exemptions from applicable securities laws of any state of the United States, such that     any shares of Common Stock received by the Common Holders will be freely tradeable. The sale of Manitoba Harvest    will occur pursuant to a plan of arrangement under the Business Operations Act (British Columbia). The completion of the plan of arrangement is subject to approval by the British Columbia Supreme Court.